Exhibit 10.30
October 27, 2011

Marye Anne Fox

Re: Bridgepoint Education, Inc.

Dear Dr. Fox:

We are very pleased to offer you a position as a member of the Board of Directors (the “Board”) of Bridgepoint Education, Inc. (the “Company”). This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Start Date:
November 17, 2011 (effective immediately after the board meeting) (the “Effective Date”). You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Compensation:
In consideration of your services as a member of the Board, you will receive a $30,000 annual retainer to be paid in equal quarterly installments, provided that for any quarter in which you serve a partial quarter your retainer will be pro-rated, beginning after your Effective Date for so long as you remain a member of the Board. In addition, you will receive committee retainer fees depending on any committee assignment. Lastly, you will be eligible to receive an annual equity award as decided by the Board for 2012 and any future years of Board service.

Stock Option:
You will be granted Time Vested Stock Options (an “Option”) under the 2009 Plan exercisable for the number of shares equal to $60,000 at a price per share equal to the Company's Black-Scholes value as of the date of grant which will vest as follows: (i) 25% of the shares underlying such Option will vest on the one-year anniversary of the date of grant (the “Vesting Commencement Date”), (ii) as to an additional 2% of the shares underlying such Option on each monthly anniversary of the Vesting Commencement Date over the subsequent 33-month period following such one-year anniversary of the Vesting Commencement Date, and (iii) an additional 3% of the shares underlying such Option on each of the 46th, 47th and 48th monthly anniversary of the Vesting Commencement Date. The Option will be a non-qualified stock option and will not qualify for incentive stock option (ISO) treatment under the Internal Revenue Code §422.

Responsibilities:	As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board.

Expenses:	The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with your services to the Company as a Board member.

Confidentiality:	As a condition of this offer, you will be required to preserve the Company's proprietary and confidential information and you must comply with the Company's policies and procedures.

Indemnification:
In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers. An Indemnification Agreement will be provided to you to sign upon your acceptance.

Please sign the acknowledgment at the bottom of this letter acknowledging and agreeing to the terms and conditions of your service as a director of the Company.

We sincerely hope that you decide to join the Board of Directors of the Company. Please contact me with any questions regarding the foregoing.

Sincerely,

BRIDGEPOINT EDUCATION, INC.

By: /s/ Andrew Clark
Name: Andrew Clark
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

/s/ Marye Anne Fox
Marye Anne Fox

Date: November 17, 2011